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October 27, 2000

Columbia, S.C. and Borgstena, Sweden:

         CMI Industries, Inc. and AB Borgstena Textile, Ltd. announced today that Borgstena Textile North America, a wholly owned subsidiary of AB Borgstena Textile, located in Borgstena, Sweden, has purchased all of the assets of CMI's Chatham Automotive Textile business in Elkin, N.C.

         According to CMI's President and CEO Joseph L. Gorga, CMI and Borgstena have been partners in their automotive operations since 1993, with the company achieving significant growth in sales and market share in the North American OEM automotive market. Mr. Ulf Ellwen, CEO of Borgstena remarked that the acquisition of Chatham is a major step in Borgstena's strategy of providing automotive textiles to its customers on a global basis. Borgstena is an international company headquartered in Borgstena, Sweden and the company has operations in Germany, Portugal, Brazil that, along with the North American acquisition, positions the company as a leading provider of automotive textiles in the world's largest markets. Borgstena also has joint manufacturing ventures in Malaysia and South Korea and will continue Chatham's successful relationship with Tatsumura Textile Co., Ltd. in Japan.

         Borgstena will operate its North American subsidiary as Chatham Borgstena Automotive Textiles and will continue to be located in Elkin, N.C. The company's global customer base includes General Motors - Opel, Daimler Chrysler, VW, Volvo, SAAB, Scania, Mitsubishi, Nissan, Toyota, Honda, Suzuki, Jaguar, Rover, and Mazda.

         Mr. Ellwen also noted that Mr. Jim Meek, currently Senior Vice President of the Chatham Automotive Textiles business, will serve as President-CEO of Chatham Borgstena Automotive Textiles. Borgstena also plans to retain all of the current CMI associates affiliated with the automotive business.

         Mr. Gorga also noted that CMI will continue to operate the company's Consumer Products Division, also located in Elkin, N.C., as it has done since its acquisition in 1992. The consumer products business employs approximately 330 associates and produces blankets, mattress pads and related consumer products for leading retailers and manufacturers.

         CMI Industries, Inc., headquartered in Columbia, S.C., is a diversified manufacturer of textile products serving a variety of markets, including home furnishings, woven apparel, elasticized knit apparel, consumer products, and industrial/medical markets.

         AB Borgstena Textile, Inc., headquartered in Borgstena, Sweden is a manufacturer of automotive textiles.



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For additional information contact:

A Michael Hopp
CMI Vice President of Human Resources
803-771-4434

James G. Meek, Jr.
President-CEO
Chatham Borgstena Automotive Textiles
336-526-0481


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